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                                                                    EXHIBIT 99.2



                                 CHARTER OF THE
                             COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS
                                       OF
                             ORIGEN FINANCIAL, INC.,
                             A DELAWARE CORPORATION

1. Purpose. The primary objective of the Compensation Committee of the Board of Directors of Origen Financial, Inc. (the "Company") is to ensure the Company's compensation policies and practices support the successful recruitment, development, and retention of executive talent in order to achieve the Company's business objectives and optimize long-term financial returns.

2. Membership. The Committee shall consist of no fewer than three directors. All members of the Committee will be independent directors (as determined by the Board of Directors) to the extent required by the rules of the Nasdaq National Market or any other exchange or market upon which the Company's shares are listed or quoted, and any applicable law, provided however that one non-independent member may serve on the Committee under exceptional and limited circumstances, as described under NASD Rule 4350(c)(3)(C). The members of the Committee will be appointed by and serve at the discretion of the Board of Directors. A majority of the members shall constitute a quorum.

3. Authority. The Committee will have the resources and authority necessary to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of outside counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications. With respect to compensation consultants retained to assist in the evaluation of director, CEO or executive officer compensation, this authority shall be vested solely in the Committee.

4. Responsibilities. The principal responsibilities and functions of the Compensation Committee are as follows:

         (a) Review the competitiveness of the Company's executive compensation programs to ensure (a) the attraction and retention of corporate officers, (b) the motivation of corporate officers to achieve the Company's business objectives, and (c) to align the interest of key leadership with the long-term interests of the Company's shareholders.

         (c) Review trends in management compensation, oversee the development of new compensation plans and, when necessary, approve the revision of existing plans.


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         (d)      Review the performance of executive management and make
                  recommendations to the Board with respect to non-CEO compensation.

         (e) Review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO's performance in light of those goals and objectives, and, determine and approve the CEO's compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee shall consider, among other factors, the Company's performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years.

         (f) Approve the salaries, bonus and other compensation for all corporate officers at the level of corporate vice president and above.

         (g) Review and approve compensation packages for new corporate officers and termination packages for corporate officers, as requested by management.

         (h) Review and approve the awards made under any executive officer bonus plan, and provide an appropriate report to the Board.

         (i) Review and discuss with the Board and senior officers plans for officer development and corporate succession plans for the CEO and other senior officers.

         (j) Review and make recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans. Except as otherwise delegated by the Board, the Committee will act on behalf of the Board as the "Committee" established to administer equity-based and employee benefit plans, and as such will discharge any responsibilities imposed on the Committee under those plans, including making and authorizing grants, in accordance with the terms of those plans.

         (k) Review periodic reports from management on matters relating to the Company's personnel appointments and practices.

         (l) Produce an annual Report of the Compensation Committee on Executive Compensation for the Company's annual proxy statement in compliance with applicable Securities and Exchange Commission rules and regulations and relevant listing authority.

5. Performance Evaluation. Prepare and review with the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this Charter. The performance evaluation shall also recommend to the Board any improvements to the Committee's charter deemed necessary or desirable by the Committee. The performance evaluation shall be conducted



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         in such manner as the Committee deems appropriate. The report to the
         Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

6. Meetings. The Committee will meet with such frequency, and at such times, as its Chairperson, or a majority of the Committee, determines. A special meeting of the Committee can be called by the Chairperson and will be called promptly upon the request of any two Committee members. The agenda of each meeting will be prepared by the Chairperson and circulated to each member prior to the meeting date. Unless the Committee or the Board of Directors adopts other procedures, the provisions of the Company's Bylaws applicable to meetings of the Board of Directors will govern meetings of the Committee.

7. Minutes. Minutes of each meeting will be taken and kept in the Company's minute book. The Committee will report to the Board of Directors regularly or whenever requested to do so by the Board of Directors.